JOINT INSURED FIDELITY BOND AGREEMENT

AGREEMENT, dated this 30th day of June, 2010, by and among Stratton Multi-Cap Fund, Inc., Stratton Real Estate Fund, Inc. and The Stratton Funds, Inc.

RECITALS

A.	The parties hereto are registered managed investment companies under the Investment Company Act of 1940, as amended (“the Act”).

B.	By the terms of Rule 17g-1 (the “Rule”) promulgated by the Securities and Exchange Commission under the Act, each of the parties hereto is required to provide and to maintain in effect a bond against larceny and embezzlement by officers and employees having direct or indirect access to its funds and securities.

C.	The parties desire to use a joint insured bond because the premium for such a bond is less than the total premiums which would be applicable if each party obtained an individual bond, and intend to establish their relative rights and obligations with respect to the premiums, claims and other matters set forth herein.

D.	A majority of those members of the board of directors of each of the parties hereto who are not “interested persons” of such party as defined by section 2(a)(19) of the Act, have approved the portion of the premium payable by each party, after giving due consideration to all relevant factors, as required by the Rule.

E.	The parties have determined that the allocation of the proceeds payable under the joint insured bond as set forth herein (which takes into account the minimum amount of bond required for each party by the Rule if it maintained a single insured bond) is equitable.

NOW THEREFORE, the parties hereto, in consideration of the mutual covenants and promises contained herein, agree as follows:

1.	Intention to Procure Bond. The parties will immediately undertake to procure from a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, a joint insured bond insuring each against larceny and embezzlement of its securities and funds by persons who may, singly or jointly with others, have access, directly or indirectly, to such securities or funds. The bond shall name each party as an insured, and shall comply with the requirements for such bonds established by the Rule.

2.	Amount. The Bond shall be in at least the amount of $1,850,000, which represents, as of the date of this agreement, adequate coverage required by the Rule as of April 30, 2010.

Name	Gross Assets as of 4/30/10	Required Coverage	Asset Range
Stratton Multi-Cap Fund, Inc.	$72,618,953.17	$400,000	$50,000,000 to $75,000,000
Stratton Real Estate Fund, Inc.	$79,830,213.84	$450,000	$50,000,000 to $75,000,000
The Stratton Funds, Inc.	$846,085,460.56	$1,000,000	$750,000,000 to $1,000,000,000
	Total:	$1,850,000

3.	Ratable Allocation of Premiums. The annual premium for the bond shall be allocated in direct proportion to the size of the gross assets of each Fund on June 9, 2010.

4.	Ratable Allocation of Proceeds.

(a)	If only one party is damaged in a single loss for which recovery is received under the joint insured bond, the proceeds of the bond shall be paid to such party.

(b)	If more than one party is damaged in a single loss for which recovery is received under the joint insured bond, each party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate fully to indemnify both parties, in which case:

(i)	Each party sustaining a loss shall first be allocated an amount equal to the lesser of its actual loss or the coverage of such party set forth in paragraph 2;

(ii)	Any remaining proceeds shall then be allocated to the party sustaining a loss not fully covered by the allocation under subparagraph (i).

5.	Claims and Settlements. Each party shall, within five days after the making of any claim under the fidelity bond, provide the other parties with written notice of the amount and nature of such claim. Each party effecting a settlement of any claim shall, within five days after the settlement, provide the other parties with written notice of the terms of settlement of any claim made under the bond by such party. If two or more parties shall agree to a settlement of a claim made under the bond with respect to a single loss affecting them, notice of the settlement shall also include calculation of the amounts to be received under paragraph 4 hereof. The officers of each party designated as responsible for filing notices required by paragraph (g) of the Rule shall give and receive any notice required hereby.

6.

Modifications and Amendments. If a party shall determine that the fidelity bond coverage should be modified, it shall so notify the other parties hereto setting forth the fidelity bond modifications which it believes to be appropriate, and the proposed treatment of any increased or returned premium. Within 60 days after such notice, the parties shall seek the corporate approvals required by the Rule, and if approvals are obtained, shall effect an amendment to this agreement and the fidelity bond. If necessary under the Rule, the officers of each party designated as responsible for filing notices required by paragraph (g) of the Rule shall give and receive any notice required hereby.

Either party may terminate this agreement (except with respect to losses occurring prior to such withdrawal) by giving at least ten days written notice to the other party. The party terminating the agreement shall be removed as a named insured and shall be entitled to receive any return premium received from the insurance company.

7.	No Assignment. This agreement is not assignable.

8.	Term. The term of this agreement is June 30, 2010 through June 30, 2011.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this agreement as of the day and year first above written.

STRATTON MULTI-CAP FUND, INC.

/S/ JOHN A. AFFLECK
John A. Affleck
President

STRATTON REAL ESTATE FUND, INC.

/S/ JAMES A. BEERS
James A. Beers
President

THE STRATTON FUNDS, INC.

/S/GERALD M. VAN HORN
Gerald M. Van Horn
President

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